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                                                                   Exhibit 10.16

                          [CAPITAL PARTNERS LETTERHEAD]

May 7, 1998

Gaylord Karren
Chairman and CEO
Venturi Technology Enterprises, Inc.
1327 N. State Street
Orem, Utah  84057

Dear Gaylord,

         Capital Partners is pleased to inform you that it is agreeable to extend a financial commitment to Venturi to provide an additional lease funding source for the financing of Venturi trucks and related carpet cleaning equipment.

         Capital Partners hereby commits a total of $3,000,000 to be available for Venturi's use. The initial funding will be for $500,000. As Venturi needs additional lease line for its trucks, Capital Partners will make available increments of $500,000 in funding.

         Venturi will agree to issue to Capital Partners warrants equal to 15% of the amount actually funded. Each funding amount of $500,000 will be subject to changes in lease factor. Capital Partners will inform Venturi of the implicit rate and residual agreement on each traunch.

         Per our previous discussions, the leases will be on a capital lease basis. Venturi will be required to pay an upfront amount equal to the first and last lease payments. The $12,000 which Venturi paid in advance will be applied towards the down payments of the initial traunch. All taxes and license and filing fees will be included in the total and financed over the life of the lease, which will be 40 months for the first traunch and extending to 48 months on the second traunch.

         If the foregoing is your understanding of the arrangements between Venturi Technology Enterprises, Inc. and Capital Partners, L.L.C., please sign and acknowledge this letter of commitment as provided below.

/s/ Gaylord Karren                       /s/ Michael Austin
------------------------------------     ---------------------------------------
Gaylord Karren, CEO                      CAPITAL PARTNERS Financial Group
Venturi Technology Enterprises, Inc.     Michael Austin, President